Exhibit 21

                                  SUBSIDIARIES

      The following is a list of the subsidiaries of the Company as of October 19, 2001:

Subsidiary                                                State of Incorporation
----------                                                ----------------------

Telecommunications Transmission Business Segment
CASI - Comtech Antenna Systems, Inc.                            Delaware
CEFD - Comtech EF Data Corp.                                    Delaware
CSI - Comtech Systems, Inc.                                     Delaware

RF Microwave Amplifier Business Segment
CPST - Comtech PST Corp.                                        New York

Mobile Data Communications Services Business Segment
CMDC - Comtech Mobile Datacom Corp.                             Delaware


                                        1